Exhibit 99.1

For Immediate Release

BUILDING MATERIALS HOLDING CORPORATION REPORTS FIRST QUARTER 2003 SALES AND PRELIMINARY EARNINGS

~ Preliminary Earnings Results Do Not Include Interest in

Florida Joint Venture Formed In January ~

SAN FRANCISCO (April 29, 2003) – Building Materials Holding Corporation (Nasdaq: BMHC), a leading provider of construction services and products to professional builders and contractors, today announced net sales and preliminary earnings for the first quarter of 2003.  The Company’s preliminary earnings do not include results from WBC Construction, LLC (“WBC”), the Company’s joint venture formed in January. BMHC owns 60% of WBC and accounts for its interest under the equity method.

The Company’s net sales for the first quarter of 2003 increased 11.8% to $276.4 million compared to $247.1 million in the first quarter of 2002.  Sales of construction services and manufactured building components for the first quarter increased 21.6% to $162.3 million, or 58.7% of total sales, compared to $133.5 million, or 54.0% of total sales in the same period a year ago.  The increase in net sales is primarily due to KBI Norcal, which was acquired in July 2002, and was not included in BMHC’s results for the first quarter of 2002.  Comparable sales, from reporting units that operated in the first quarter of both 2003 and 2002, increased 3.2%.

Gross profit as a percentage of sales was 26.9% for the first quarter of 2003 compared to 28.8% in the same period of 2002.  The decrease is primarily the result of the continued development and integration of lumber distribution and truss manufacturing operations in the Company’s KBI Norcal business unit.  Rapid sales growth at KBI Norcal has also contributed to lower gross margins as new contracts for large residential construction projects, which generally carry higher than average costs due to inefficiency in the early stages, continued to represent a larger proportion of KBI Norcal’s business compared to BMHC’s established construction services businesses.  Selling, general and administrative (“SG&A”) expense for the first quarter of 2003 was reduced to 26.4% of net sales compared with 27.5% in the same period of 2002, due to cost reduction efforts throughout the Company, primarily in the Company’s BMC West operations.

Preliminary net income for the first quarter of 2003, not including the final results from WBC, was $0.1 million, or $0.01 per diluted share.  First quarter 2003 preliminary net income reflects a gain of $0.6 million, pre-tax, from the sale of various assets related to the Company’s consolidation efforts.  Partially offsetting this gain was an operating loss for the quarter at KBI Norcal.  WBC is currently finalizing its first quarter results and the Company expects to report final results on May 15, after market close.  Based on preliminary estimates from WBC, the Company anticipates additional earnings of approximately $0.01 to $0.03 per diluted share.

The Company reported a net loss of $11.0 million, or $0.84 per diluted share, in the first quarter of 2002, which included a charge of $11.6 million, net of tax, or $0.88 per diluted share, as a change in accounting principle, in accordance with Statement of Financial Accounting

Standards No. 142, “Goodwill and Other Intangible Assets.”  Excluding the charge for change in accounting principle, net income of $0.6 million, or $0.05 per diluted share, was reported in the first quarter of 2002.

 “We continued to increase sales of construction services and manufactured building components, which contributed to top line results that were ahead of expectations,” said Mr. Robert E. Mellor, Chairman, President and Chief Executive Officer of BMHC.  “While KBI Norcal generated solid sales growth, we continue to experience margin pressure as we expand our business in northern California.  Our BMC West locations performed well during the quarter, which helped reduce SG&A expense as a percentage of net sales.  We maintained our focus on prudently managing our assets through our consolidation activities, which are designed to further improve shareholder returns.

“We have encountered challenges in the first quarter, however, we remain confident in our ability to achieve our long-term growth objectives.  We are currently experiencing solid permit activity in our markets, and overall trends in the homebuilding industry remain strong.  In support of our focus on expanding our construction services business, we continue to evaluate investment opportunities in new and existing markets, specifically targeting geographic areas with strong homebuilding activity and markets in which we can leverage our relationships with production homebuilders.  Based on recent business trends, and anticipated final first quarter results including WBC, we currently anticipate we will achieve full-year 2003 net sales of approximately $1.24 billion and full-year 2003 diluted earnings per share in the range of $1.78 to $1.85.”

Teleconference and Webcast

BMHC will host a conference call and audio Webcast today at 8:30 a.m. PDT to discuss its sales results and preliminary earnings for the first quarter ended March 31, 2003. To access the call, dial (877) 223-0437 and provide the Conference ID: 9704482.  A Webcast will be simultaneously available through a link on the Company’s Web site located at www.bmhc.com and may also be accessed through PR Newswire at www.videonewswire.com/BMHC.  If you are unable to listen to the Webcast, a replay will be available through May 6, 2003.

About BMHC

Building Materials Holding Corporation invests in the residential construction industry. Through its subsidiaries BMC Construction, Inc., and BMC West Corporation, BMHC is one of the largest contract construction services companies in the U.S. With 137 facilities organized into 59 business units across the Western and Southern states, the Company specializes in providing high-quality building materials, component manufacturing and installation services to professional residential builders and contractors. Keys to BMHC’s growth strategy are increasing construction services to production homebuilders and entry into attractive geographic markets.

Business Risks and Forward-Looking Statements

Certain statements made in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of BMHC, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks or uncertainties may include, but are not limited to changes in costs of materials sold; changes in selling prices; competition within the construction services and building materials industry; changes in economic conditions and interest rates; integration of acquired businesses; increases in costs of raw materials and labor;

retention of key management personnel; consumer confidence; household and job formation; government regulation; and general economic, business and competitive factors, all or each of which may cause actual results to differ from the statements made in this press release.  These risks and uncertainties are discussed in detail in Building Materials Holding Corporation’s Form 10-K for the fiscal year ended December 31, 2002. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. BMHC disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements contained in the Annual Report on Form 10-K or this news release.

CONTACT:	Ellis Goebel
Senior Vice President, Finance and Treasurer
(415) 627-9100